Exhibit 99.1

February 17, 2022

IDACORP, Inc. Announces Fourth Quarter and Year-End 2021 Results, Initiates 2022 Earnings Guidance

BOISE--IDACORP, Inc. (NYSE: IDA) reported fourth quarter 2021 net income attributable to IDACORP of $32.8 million, or $0.65 per diluted share, compared with $37.5 million, or $0.74 per diluted share, in the fourth quarter of 2020. IDACORP reported 2021 net income attributable to IDACORP of $245.6 million, or $4.85 per diluted share, compared with $237.4 million, or $4.69 per diluted share, in 2020.

“IDACORP's earnings per share have now increased for 14 consecutive years, which is a remarkable achievement," said IDACORP President and Chief Executive Officer Lisa Grow. "We are pleased to again share our earnings with our customers in Idaho, adding to the nearly $130 million we have shared with them since 2011. Strong customer growth and higher weather-related usage per customer and transmission wheeling revenues all contributed to the solid 2021 results.

"In addition to our financial performance, I am pleased to report that 2021 was Idaho Power's safest year on record. In January, our utility was awarded the Edison Electric Institute's inaugural Thomas F. Farrell, II Safety Leadership and Innovation Award.

"Strong customer growth and regional transmission constraints are contributing to Idaho Power executing on the next phase of its Clean Today, Cleaner Tomorrow® plan, with planed resource additions outlined in the 2021 Integrated Resource Plan, which we recently filed with the Idaho and Oregon commissions. We expect needed resource additions could increase our 5-year capital expenditures forecast by nearly $800 million, or 40%, compared with last year's forecast."

IDACORP is initiating its full-year 2022 earnings guidance in the range of $4.85 to $5.05 per diluted share, and IDACORP does not expect Idaho Power to utilize any of the additional tax credits available under its Idaho earnings support regulatory mechanism in 2022. The earnings guidance also assumes normal weather conditions and a sustained return to more normal economic conditions following the impacts of COVID-19.

Performance Summary

A summary of financial highlights for the periods ended December 31, 2021 and 2020 is as follows (in thousands, except per-share amounts):

	Three months ended December 31,		Year ended December 31,
	2021	2020	2021	2020
Net income attributable to IDACORP, Inc.	$32,798	$37,507	$245,550	$237,417
Average outstanding shares – diluted (000’s)	50,697	50,617	50,645	50,572
IDACORP, Inc. earnings per diluted share	$0.65	$0.74	$4.85	$4.69

The table below provides a reconciliation of net income attributable to IDACORP for the three and twelve months ended December 31, 2021, from the same periods in 2020 (items are in millions and are before related income tax impact unless otherwise noted).

	Three months ended		Year ended
Net income attributable to IDACORP, Inc. - December 31, 2021		$37.5		$237.4
Increase (decrease) in Idaho Power net income:
Customer growth, net of associated power supply costs and power cost adjustment (PCA) mechanisms	3.4		16.0
Usage per retail customer, net of associated power supply costs and PCA mechanisms	(7.4)		13.4
Idaho fixed cost adjustment (FCA) revenues	6.7		0.3
Retail revenues per megawatt-hour (MWh), net of associated power supply costs and PCA mechanisms	(4.1)		(13.4)
Transmission wheeling-related revenues	3.6		16.4
Other operations and maintenance (O&M) expenses	(3.1)		(9.2)
Other changes in operating revenues and expenses, net	(0.2)		(2.1)
(Decrease) increase in Idaho Power operating income prior to sharing mechanism	(1.1)		21.4
Provision for sharing with customers	(0.6)		(0.6)
(Decrease) increase in Idaho Power operating income	(1.7)		20.8
Non-operating expense, net	(5.0)		(3.1)
Income tax expense	1.4		(7.7)
Total (decrease) increase in Idaho Power net income		(5.3)		10.0
Other IDACORP changes (net of tax)		0.6		(1.8)
Net income attributable to IDACORP, Inc. - December 31, 2021		$32.8		$245.6

Net Income - Fourth Quarter 2021
IDACORP's net income decreased $4.7 million for the fourth quarter of 2021 compared with the fourth quarter of 2020 due primarily to lower net income at Idaho Power. At Idaho Power, customer growth increased operating income by $3.4 million in the fourth quarter of 2021 compared with the fourth quarter of 2020, as the number of Idaho Power customers grew by 2.8 percent during the twelve months ended December 31, 2021. Lower sales volumes on a per-customer basis from residential, commercial, and irrigation customers decreased operating income, but the decrease was partially offset by an increase in sales volumes on a per-customer basis from industrial customers in the fourth quarter of 2021 compared with the fourth quarter of 2020. The decrease in usage per commercial customer related to weather was partially offset by a return to more normal economic conditions compared with the same period in 2020. A return to more normal economic activity led to higher usage per industrial customer in the fourth quarter of 2021 compared with the fourth quarter of 2020, which was affected by negative COVID-19-related business conditions. The slight net decrease in sales volumes per customer was largely offset by the FCA mechanism (applicable to residential and small general service customers), which increased revenues in the fourth quarter of 2021 by $6.7 million compared with the fourth quarter of 2020.

The net decrease in retail revenues per MWh, net of associated power supply costs and PCA mechanisms, decreased operating income by $4.1 million during the fourth quarter of 2021 compared with the fourth quarter of 2020. Affecting the fourth quarter comparative per-MWh rate, Idaho Power decreased annual Idaho customer rates an estimated $3.9 million, on January 1, 2021, and decreased annual Oregon customer rates an estimated $0.3 million on November 1, 2020, to reflect full depreciation of all Boardman power plant investments after ceasing coal-fired operations at the Boardman power plant in October 2020. In addition, the decrease was driven by changes in the customer sales mix, as volumes sold to residential customers in the fourth quarter of 2021 made up a lesser portion of the customer sales mix compared with the fourth quarter of 2020. Residential customers generally pay a higher per-MWh rate than other customers.

Transmission wheeling-related revenues increased $3.6 million during the fourth quarter of 2021 compared with the fourth quarter of 2020, in part due to the effects of two new long-term wheeling agreements. Also,

Idaho Power's open access transmission tariff (OATT) rates were approximately 4 percent higher in the fourth quarter of 2021 compared with the fourth quarter of 2020.

Other O&M expenses were $3.1 million higher in the fourth quarter of 2021, primarily due to a return to more normal levels labor-related costs, of purchased services, and maintenance costs compared with the fourth quarter of 2020, which was affected by the COVID-19 public health crisis. In 2020, the response to the COVID-19 public health crisis affected the availability and performance of some of Idaho Power's service providers, contractors, and vendors, which resulted in lower other O&M expenses in the fourth quarter of 2020 compared with the fourth quarter of 2021. In 2021, while some economic effects of the public health crisis continue, much activity has returned to more normal levels in Idaho Power's service area and where its plants are located.

In the fourth quarter of 2021, Idaho Power recorded $0.6 million as a provision against current revenues to be refunded to customers through a future rate reduction, through the Idaho-jurisdiction PCA mechanism pursuant to a settlement stipulation approved by the Idaho Public Utilities Commission (IPUC) that provides for the potential sharing between Idaho Power and its Idaho customers of Idaho-jurisdictional earnings in excess of 10.0 percent of Idaho-jurisdiction return on year-end equity (Idaho ROE).

Non-operating expense, net, increased $5.0 million in the fourth quarter of 2021 compared with the fourth quarter of 2020, primarily due to increased costs of an Idaho Power postretirement medical plan that are not expected to recur.

The $1.4 million decrease in income tax expense in the fourth quarter of 2021 compared with the fourth quarter of 2020, was primarily due to greater 2021 pre-tax income.

Net Income - Full-Year 2021

IDACORP's net income increased $8.2 million for 2021 compared with 2020, due primarily to higher net income at Idaho Power.

Idaho Power's customer growth of 2.8 percent added $16.0 million to Idaho Power's operating income compared with 2020. Higher sales volumes on a per-customer basis increased operating income by $13.4 million in 2021 compared with 2020, due mostly to warmer and drier weather in the spring and early summer that caused irrigation customers to use more energy for irrigation pumps and residential customers to use more energy for cooling in 2021 compared with 2020. The increase in usage per residential customer from the spring and early summer was mostly offset by lower usage per residential customer from August through December 2021 compared with those same months in 2020 due to milder temperatures. Also, a return to more normal economic conditions for commercial and industrial customers in 2021 compared with 2020 increased sales volumes on a per-customer basis, as 2020 was affected by negative COVID-19-related business conditions.

The net decrease in retail revenues per MWh reduced operating income by $13.4 million in 2021 compared with 2020, primarily due to higher power supply costs. During the summer of 2021, higher wholesale energy market prices due to a heat wave in the western United States and higher energy usage by Idaho Power customers increased Idaho Power's net power supply expenses. The increase in the amount of net power supply expenses that were not deferred through Idaho Power's power cost adjustment mechanisms contributed to the negative variance in net retail revenues per MWh between the comparison periods. Also, Idaho Power decreased annual Idaho customer rates an estimated $3.9 million on January 1, 2021, and decreased annual Oregon customer rates an estimated $0.3 million on November 1, 2020, to reflect full depreciation of all Boardman power plant investments after ceasing coal-fired operations at the Boardman power plant in October 2020.

During 2021, transmission wheeling-related revenues increased $16.4 million compared with 2020, as the warmer and drier weather in the western United States in the spring and early summer, along with two new long-term wheeling agreements which began in April 2021, increased wheeling volumes. Colder winter weather in the southwest United States during the first quarter of 2021 also contributed to increased wheeling volumes in 2021 compared with 2020. In addition, Idaho Power's OATT rates increased approximately 10 percent during the period from October 1, 2020, to September 30, 2021, as compared with the rates in effect from October 1, 2019, to September 30, 2020. The rate increased an additional four percent on October 1, 2021.

Other O&M expenses increased $9.2 million in 2021 compared with 2020, primarily due to a return to more normal levels of purchased services and maintenance activity compared with 2020, which was affected by the COVID-19 public health crisis. Also, labor-related other O&M expenses increased slightly in 2021 compared with 2020.

In 2021, Idaho Power recorded $0.6 million as a provision against current revenues to be refunded to customers through a future rate reduction, through the Idaho-jurisdiction PCA mechanism pursuant to a settlement stipulation approved by the IPUC that provides for the potential sharing between Idaho Power and its Idaho customers of Idaho-jurisdictional earnings in excess of 10.0 percent of Idaho ROE.

Non-operating expense, net, increased $3.1 million in 2021 compared with 2020, primarily due to increased costs of an Idaho Power postretirement medical plan that are not expected to recur.

The $7.7 million increase in Idaho Power income tax expense in 2021 compared with 2020 was primarily due to greater 2021 pre-tax income and other plant-related income tax return adjustments.

2022 Annual Earnings Guidance and Key Operating and Financial Metrics

IDACORP is initiating its earnings guidance estimate for 2022. The 2022 guidance incorporates all of the key operating and financial assumptions listed in the table that follows (in millions, except per share amounts):

	2022 Estimate(1)	2021 Actual
IDACORP Earnings Guidance (per share)	$ 4.85 – $5.05	$ 4.85
Idaho Power Additional ADITCs	None	None
Idaho Power O&M Expense	$ 355 – $ 365	$ 361
Idaho Power Capital Expenditures, Excluding Allowance for Funds Used During Construction(2)	$ 480 – $ 500	$ 315
Idaho Power Hydropower Generation (MWh)	5.5 – 7.5	5.4
(1) As of February 17, 2022.
(2) On an accrual basis.

The guidance above assumes that Idaho Power does not experience significant disruption to its business operations, critical supply-chain shortages, workforce impacts or disruptions, or major declines in customer usage related to the ongoing COVID-19 public health crisis. More detailed information on the operational and financial risks associated with COVID-19, as well as more detailed financial and operational information, are described in IDACORP’s and Idaho Power’s Annual Report on Form 10-K filed on February 17, 2022, with the U.S. Securities and Exchange Commission, which is also available for review on IDACORP’s website at www.idacorpinc.com.

Web Cast / Conference Call

IDACORP will hold an analyst conference call today at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time). All parties interested in listening may do so through a live webcast on IDACORP's website (www.idacorpinc.com), or by calling (855) 761-5600 for listen-only mode. The passcode for the call is 3990987. The conference call logistics are also posted on IDACORP's website and will be included in IDACORP's earnings news release. Slides will be included during the conference call. To access the slide deck, register for the event just prior to the call at www.idacorpinc.com/investor-relations/earnings-center/default.aspx. A replay of the conference call will be available on the company's website for 12 months and will be available shortly after the call.

Background Information

IDACORP, Inc. (NYSE: IDA), Boise, Idaho-based and formed in 1998, is a holding company comprised of Idaho Power, a regulated electric utility; IDACORP Financial, a holder of affordable housing projects and other real estate investments; and Ida-West Energy, an operator of small hydroelectric generation projects that satisfy the requirements of the Public Utility Regulatory Policies Act of 1978. Idaho Power, headquartered in vibrant and fast-growing Boise, Idaho, has been a locally operated energy company since 1916. Today, it serves a 24,000-square-mile service area in Idaho and Oregon. Idaho Power’s goal to provide 100% clean energy by 2045 builds on its long history as a clean-energy leader that provides reliable service at affordable prices. With 17 low-cost hydropower projects at the core of its diverse energy mix, Idaho Power’s residential, business, and agricultural customers pay among the nation's lowest prices for electricity. It’s 2,000 employees proudly serve more than 600,000 customers with a culture of safety first, integrity always, and respect for all. To learn more about IDACORP or Idaho Power, visit www.idacorpinc.com or www.idahopower.com.

Forward-Looking Statements

In addition to the historical information contained in this press release, this press release contains (and oral communications made by IDACORP, Inc. and Idaho Power Company may contain) statements, including, without limitation, earnings guidance and estimated key operating and financial metrics, that relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, outlook, assumptions, or future events or performance, often, but not always, through the use of words or phrases such as "anticipates," "believes," "continues," "could," "estimates," "expects," "guidance," "intends," "potential," "plans," "predicts," "projects or projected," "targets," or similar expressions, are not statements of historical facts and may be forward-looking. Forward-looking statements are not guarantees of future performance and involve estimates, assumptions, risks, and uncertainties. Actual results, performance, or outcomes may differ materially from the results discussed in the statements. In addition to any assumptions and other factors and matters referred to specifically in connection with such forward-looking statements, factors that could cause actual results or outcomes to differ materially from those contained in forward-looking statements include the following: (a) the effect of decisions by the Idaho and Oregon public utilities commissions and the Federal Energy Regulatory Commission that impact Idaho Power's ability to recover costs and earn a return on investment; (b) changes to or the elimination of Idaho Power's regulatory cost recovery mechanisms; (c) the ongoing impacts of COVID-19 and its variants, and government mandates related to COVID-19 vaccines, masking, and testing, on the global and regional economy and on Idaho Power's employees, customers, contractors, and suppliers, including on loads and revenues, uncollectible accounts, transmission revenues, supply chain availability, attrition of skilled workers, and other aspects of the companies' business; (d) changes in residential, commercial, and industrial growth and demographic patterns within Idaho Power's service area, and their associated impacts on loads and load growth, and the availability of regulatory mechanisms that allow for timely cost recovery through customer rates in the event of those changes; (e) abnormal or severe weather conditions (including conditions and events associated with climate change), wildfires, droughts, earthquakes, and other natural phenomena and natural disasters, which affect customer sales, hydropower generation levels, repair costs, service interruptions, liability for damage caused by utility property, and the availability and cost of fuel for generation plants or purchased power to serve customers; (f) advancement of self-generation, energy storage, energy efficiency, alternative energy sources, and other technologies that may reduce Idaho Power's sale or delivery of electric power or introduction of operational or cyber-security vulnerabilities to the power grid; (g) acts or threats of terrorist incidents, acts of war, social unrest, cyber or physical security attacks, and other malicious acts of individuals or groups seeking to disrupt Idaho Power’s operations or the electric power grid or compromise data, or the disruption or damage to the companies' business, operations, or reputation that may result from such events; (h) the expense and risks associated with capital expenditures for, and the permitting and construction of, utility infrastructure that Idaho Power may be unable to complete or that may not be deemed prudent by regulators for cost recovery or a return on investment; (i) demand for power during peak periods could exceed forecasted supply, resulting in increased costs for purchasing capacity in the market or acquiring or constructing additional generation resources and battery storage facilities; (j) variable hydrological conditions and over-appropriation of surface and groundwater in the Snake River Basin, which may impact the amount of power generated by Idaho Power's hydropower facilities; (k) the ability of Idaho Power to acquire fuel, power, electrical equipment, and transmission capacity on reasonable terms, particularly in the event of unanticipated or abnormally high power demands, price volatility, lack of physical availability, transportation constraints, disruptions or delays in the supply chain, or a lack of credit; (l) disruptions or outages of Idaho Power's generation or transmission systems or of any interconnected transmission systems, which can result in liability for Idaho Power, increase power costs, and reduce revenues; (m) accidents, terrorist acts, electrical contacts, fires (either affecting or caused by Idaho Power facilities or infrastructure), explosions, general system damage or dysfunction, intentional acts of destruction, uncontrolled release of water from hydropower, and other unplanned events that may occur while operating and maintaining assets, which can cause unplanned outages, reduce generating output, damage company assets, operations, or reputation, subject Idaho Power to third-party claims for property damage, personal injury, or loss of life, or result in the imposition of fines and penalties for which Idaho Power may have inadequate insurance coverage; (n) the increased purchased power costs and operational challenges associated with purchasing and integrating intermittent renewable energy sources into Idaho Power's resource portfolio; (o) Idaho Power's concentration in one industry and one region and the lack of diversification, and the resulting exposure to regional economic conditions and regional legislation and regulation; (p) employee workforce factors, including the operational and financial costs of unionization or the attempt to unionize all or part of the companies' workforce, the impact of an aging workforce and retirements, the cost and ability to attract and retain skilled workers and third-party vendors, and the ability to adjust the labor cost structure when necessary; (q) failure to comply with state and federal laws, regulations, and orders, including interpretations and enforcement initiatives by regulatory and oversight bodies, which may result in penalties and fines and increase the cost of compliance and remediation; (r) changes in tax laws or related regulations or interpretations of applicable laws by federal, state, or local taxing jurisdictions, and the availability of tax credits, and the tax rates payable by IDACORP shareholders on common stock dividends; (s) adoption of, changes in, and costs of compliance with laws, regulations, and policies relating to the environment, climate change, natural resources, and threatened and endangered species, and the ability to recover associated increased costs through rates; (t) the inability to timely obtain and the cost of obtaining and complying with required governmental permits and approvals, licenses, rights-of-way, and siting for transmission and generation projects and hydropower facilities; (u) failure to comply with mandatory reliability and cyber and physical security requirements, which may result in penalties, reputational harm, and operational changes; (v) the impacts of economic conditions, including inflation, interest rates, supply costs, population growth or decline in Idaho Power's service area, changes in customer demand for electricity, revenue from sales of excess power, credit quality of counterparties and suppliers, and the collection of receivables; (w) the ability to obtain debt and equity financing or refinance existing debt when necessary and on favorable terms, which can be affected by factors such as credit ratings, volatility or disruptions in the financial markets, interest rate fluctuations, decisions by the Idaho or Oregon public utility commissions, and the companies' past or projected financial performance; (x) the ability to enter into financial and physical commodity hedges with creditworthy counterparties to manage price and commodity risk for fuel, power, and transmission, and the failure of any such risk management and hedging strategies to work as intended; (y) changes in actuarial assumptions, changes in interest rates, increasing healthcare costs, and the actual and projected return on plan assets for pension and other post-retirement plans, which can affect future pension and other postretirement plan funding obligations, costs, and liabilities and the companies' cash flows; (z) the assumptions underlying the coal mine reclamation obligations at Bridger Coal Company and related funding and bonding requirements, and the remediation costs associated with planned exits from participation in Idaho Power's co-owned coal plants; (aa) the ability to continue to pay dividends and achieve target-payout ratios based on financial performance, and in light of credit rating considerations, contractual covenants and restrictions, and regulatory limitations; and (bb) adoption of or changes in accounting policies and principles, changes in accounting estimates, and new U.S. Securities and Exchange Commission or New York Stock Exchange requirements, or new interpretations of existing requirements. Any forward-looking statement speaks only as of the date on which such statement is made. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Readers should also review the risks and uncertainties listed in IDACORP, Inc.'s and Idaho Power Company's most recent Annual Report on Form 10-K and other reports the companies file with the U.S. Securities and Exchange Commission, including (but not limited to) Part I, Item 1A - “Risk Factors” in the Form 10-K and Management's Discussion and Analysis of Financial Condition and Results of Operations and the risks described therein from time to time. IDACORP and Idaho Power disclaim any obligation to update publicly any forward-looking information, whether in response to new information, future events, or otherwise, except as required by applicable law.

Investor and Analyst Contact	Media Contact

Justin S. Forsberg	Jordan Rodriguez
Director of Investor Relations & Treasury	Corporate Communications
Phone: (208) 388-2728	Phone: (208) 388-2460
JForsberg@idacorpinc.com	JRodriguez@idahopower.com

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